VITALWORKS INC.

Confirming Statement

This Statement confirms that the undersigned, Lisa M.
Zappala, has authorized and designated Michael A. Manto, John M. Weaver, Stephen L. Hicks, Nancy DeNicola, or Kevin
M. Silk to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of VitalWorks Inc.. The authority of Michael A. Manto, John
M. Weaver, Stephen L. Hicks, Nancy DeNicola, or Kevin M.
Silk under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of VitalWorks Inc., unless earlier revoked in writing. The undersigned acknowledges that none of Michael A. Manto, John M. Weaver, Stephen L.
Hicks, Nancy DeNicola, or Kevin M. Silk is assuming any of the undersigned's responsibilities to comply with Section
16 of the Securities Exchange Act of 1934.



2/27/2004                        By:  /s/ Lisa M. Zappala
Date                               Lisa M. Zappala